February 28, 2005
Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:
We were previously the independent registered public accounting firm of The Flex-funds Trust and Meeder
 Advisor Funds Trust (collectively, the Funds) and, under the date of March 15, 2004, we reported on the financial statements of the Funds as of and for the period ended December 31, 2003. On
November 29, 2004, we resigned as the independent registered public accounting firm. We have read the Funds' statements included under Sub-Item
 77K of their Form N-SAR for the 12-month period ended December 31, 2004, and we agree with such statements except that we are not in a position to agree nor disagree with the statement that the Board determined effective November 29, 2004 to engage Cohen McCurdy, Ltd. as independent auditors for the fiscal year ended December 31, 2004, or that during the fiscal years ended
December 31, 2002 and 2003 or the subsequent
 interim period from January 1, 2004 through November 29, 2004 there was no consultation with
 Cohen McCurdy, Ltd. regarding: (1) application of accounting principles to specified transactions, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts'
financial statements; or (2) any matter that was the subject to disagreement (as defined in paragraph
 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in paragraph 304(a)(1)(v) of
Regulation S-K).
Very truly yours,
KPMG LLP